Exhibit 99

NEWS RELEASE	For more information:
For Immediate Release	Mary Ryan
630/663-8283

AFTERMARKET TECHNOLOGY CORP.  SHAREHOLDERS SELL

7,185,782 MILLION SHARES OF COMMON STOCK

DOWNERS GROVE, Illinois, Monday, March 28, 2005—Aftermarket Technology Corp. (NASDAQ:ATAC), announced today that some of its current shareholders, including the Aurora Capital Group, have sold a total of 7,185,782 shares of the Company’s common stock to an underwriters group led by Citigroup, Robert W. Baird & Co., UBS Investment Bank and Lazard.  Included in the shares sold were 935,782 shares sold to the underwriters to cover over-allotments.

As a result of the sale, Aurora Capital Group no longer owns shares of the Company’s common stock, and, as previously disclosed, Aurora Capital’s Gerald L. Parsky and Mark C. Hardy, current directors of the Company, have indicated that they do not intend to stand for election at the Company’s next annual election of directors.  In commenting on the sale, Gerald Parsky, Chairman, Aurora Capital Group said, “Aftermarket Technology Corp. has been an excellent investment for us, and we have confidence that Don Johnson and his team will continue to do an outstanding job for shareholders.”

The shares will be resold at a public offering price initially of $14.85 per share. The sales were made pursuant to ATC’s existing shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.  The Company will receive no proceeds from the sale of the shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the underwriters.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.